Exhibit 10.12

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CONFIDENTIAL TREATMENT REQUESTED.

INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN

REQUESTED IS OMITTED AND MARKED WITH “[*******]” OR OTHERWISE

CLEARLY INDICATED. AN UNREDACTED VERSION OF THIS DOCUMENT HAS

ALSO BEEN PROVIDED TO THE SECURITIES AND EXCHANGE COMMISSION.

Licence Agreement

between

UCL BUSINESS PLC

and

CORONADO BIOSCIENCES, INC

Dated November 5, 2007

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PATENT AND KNOW-HOW LICENCE AGREEMENT

This Agreement dated November 5, 2007 is between:

(1)	UCL Business PLC, whose registered office is The Network Building, 97 Tottenham Court Road, London W1T 4TP United Kingdom (“UCLB”); and

(2)	Coronado Biosciences, Inc (the “Licensee”) a Delaware corporation whose principal place of business is at 4365 Executive Dr. Ste 1500, San Diego, CA, 92121, United States of America.

Recitals:

A.	UCLB has developed certain technology and owns certain intellectual property rights relating to Tumour Activated Natural Killer Cells (“TANKS”) technology including the Patents and the Know-how.

B.	The Licensee wishes to acquire rights under the Patents and to use the Know-how for the development and commercialisation of Licensed Products in the Field and in the Territory, all in accordance with the provisions of this Agreement.

It is agreed as follows:

1.	Definitions

In this Agreement, the following words shall have the following meanings:

Affiliate	In relation to a Party, means any entity or person that Controls, is Controlled by, or is under common Control with that Party.

Claims	All demands, claims, actions and other proceedings (whether criminal or civil, in contract, tort or otherwise) by any third party (that is not an Affiliate) for Losses.

Commencement Date	5th November 2007.

Competing Product	A product that has the same chemical composition as a Licensed Product.

Completion	With respect to a specified human clinical trial, the achievement (as determined by the sponsor of such trial) of the primary clinical endpoint identified in the protocol for such trial.

Confidential Information

(a)    All Know-how; and

(b)    All other technical or commercial information that:

(i)      in respect of information provided in documentary or by way of a model or in other tangible form, at the time of provision is marked or otherwise designated to show expressly or by necessary implication that it is imparted in confidence; and

(ii)     in respect of information that is imparted orally or other intangible form, any information that the Disclosing Party or its representatives informed the Receiving Party at the time of disclosure was imparted in confidence, and reasonable efforts are taken to summarise such information in writing, marked as confidential, within 30 days after the time of disclosure; and

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(iii) is a copy of any of the foregoing; and (iv) is not the subject of a Confidentiality Exception.

Confidentiality Exception	Has the meaning given in Clause 3.4.

Control	Direct or indirect beneficial ownership of 50% (or, outside a Party’s home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that Party, as the case may be.

Diligent and Reasonable Efforts	Exerting such efforts and employing such resources as would normally be exerted or employed by a reasonable third party biotechnology company for a product of similar market potential at a similar stage of its product life, when utilizing sound and reasonable scientific, medical and business practice and judgment in order to attempt to develop and commercialize the product in a timely manner.

Disclosing Party	Has the meaning given in Clause 3.3.

EMEA	European Agency for the Evaluation of Medicinal Products.

Field	The prevention, treatment, diagnosis, detection, monitoring, and predisposition testing of all diseases, states or conditions in humans or other animals.

FDA	Food and Drug Administration (USA).

Generic Equivalent	In relation to a Licensed Product in a country of the Territory, means a product that (a) has the same chemical composition as that Licensed Product, (b) does not infringe a Valid Claim in that country, and (c) has obtained all requisite Regulatory Approval to be marketed or sold in that country.

Indemnitees	Has the meaning given in Clause 7.5.

Indication	A recognized disease, state or condition for a specific tissue or cell type

Investigational New Drug application (IND)	An Investigational New Drug application, or similar application to commence human clinical testing of a Licensed Product for use in the Field submitted to the FDA.

Know-how	Technical information in the Field developed in the Laboratory on or prior to the date of this Agreement under the supervision of the Principal Investigator, and within the definition of the Technology set out below and within the description set out in the attached Schedule 1 Part B, in each case that is not the subject of a Confidentiality Exception.

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Laboratory	The laboratory of the Principal Investigator within University’s Department of Haematology.

Licensed Products	Any and all products for use in the Field that (a) if made, used, sold, offered for sale or imported absent the license granted hereunder would infringe a Valid Claim, or (b) otherwise uses or incorporates, or their development makes use of, any of the Know-how.

Losses	All losses, liabilities, damages, legal costs and other expenses of any nature whatsoever and all costs and expenses (including without limitation legal costs) incurred in connection therewith.

MHLW	Ministry of Health, Labour and Welfare (Japan; formerly Ministry of Health and Welfare, MHW).

Net Receipts	With respect to any Licensed Product, the aggregate cash royalties received by Licensee or its Affiliates in consideration for the sublicense under the Patents or Know-how by Licensee or its Affiliates to a third party sublicensee with respect to such Licensed Product that are calculated solely on the basis of sales of such Licensed Product.

Net Sales Value

The invoiced price of Licensed Products sold by the Licensee or its Affiliates (or, for the purpose of calculating the minimum royalty payable under Clause 4.4(d) or 4.6 only, the invoiced price of Licensed Products sold by the sub-licensee) to independent third parties in arm’s length transactions, after deduction of all documented:

(a)     cash, quantity and trade discounts, rebates and other price reductions given under price reduction programs;

(b)     credits, allowances, discounts and rebates to, and chargebacks from the account of, customers for nonconforming, damaged, out-dated and returned Licensed Product;

(c)     packaging, carriage, freight and insurance costs of transporting Licensed Products;

(d)     sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges for exporting or importing;

(e)     sales commissions; and

(f)      an allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles;

In each case, provided that such deductions do not exceed reasonable and customary amounts in the markets in which such sales occurred. Sales between any of the Licensee, its Affiliates and Sub-licensees shall not be considered for the purposes of this definition unless there is no subsequent sale to a person who is not the Licensee, its Affiliate or Sub-licensee in an arm’s length transaction exclusively for money.

New Drug Application (NDA)	A New Drug Application, or similar application for marketing approval of a Licensed Product for use in the Field submitted to the FDA.

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Parties	UCLB and the Licensee, and “Party” shall mean either of them.

Patents	(a) Any and all of the patents and patent applications referred to in Schedule 1 Part A; (b) all divisions, continuations, continuations-in-part, that are based on, or claim priority to or common priority with, the patent applications described in clause (a) above; and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto.

Phase I Studies	A controlled human clinical trial in any country involving the administration of Licensed Product for the first time in human patients, the results of which could be used to establish the safety of a Licensed Product.

Phase II Studies	A controlled human clinical trial in any country involving the administration of Licensed Product in patients with the disease or condition of interest, the results of which could be used to initially establish the safety and efficacy of a Licensed Product.

Phase III Studies	A controlled human clinical trial in any country involving the administration of Licensed Product in patients with the disease or condition of interest, the results of which could be used to establish the safety and efficacy of a Licensed Product in a manner sufficient to obtain Regulatory Approval to market and sell such Licensed Product.

Principal Investigator	Dr Mark Lowdell.

Receiving Party	Has the meaning given in Clause 3.3.

Regulatory Approval	Means formal approval for commercial marketing, sale or use of the Licensed Product by the relevant government agency responsible for any such product in any such country.

Royalty Term	With respect to each Licensed Product in each country, the period equal to the longer of (a) if, at the time of the first commercial sale of such Licensed Product in such country, the use, offer for sale, sale or import of such Licensed Product in such country would infringe a Valid Claim (if such Valid Claim were in an issued patent), the term for which such Valid Claim remains in effect and would be infringed (if such Valid Claim were in an issued patent), and (b) ten (10) years following the date of the first commercial sale of a Licensed Product in the Territory; provided, however that the Royalty Term for a Licensed Product in a country shall terminate immediately three (3) months after the first commercial sale of a Generic Equivalent of such Licensed Product in such country.

Technology	All compositions, methods, data, information and other discoveries, inventions, innovations, improvements and technology regarding or relating to natural killer (“NK”) cells, methods of activating NK cells and methods of producing or testing, or uses of any of the foregoing.

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Territory	Worldwide.

Valid Claim	Either (a) a claim of an issued and unexpired patent included within the Patents, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application included within the Patents, which claim was filed in good faith, is being actively prosecuted and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2.	Grant of rights

2.1	Licences. UCLB hereby grants to the Licensee, subject to the provisions of this Agreement:

(a)	an exclusive licence under the Patents, with the right to sub-license through multiple tiers, subject to clause 2.3 below, to develop, manufacture, have manufactured, import, use, offer for sale and sell Licensed Products only in the Field in the Territory; and

(b)	An exclusive licence to use the Know-how, with the right to sub-license through multiple tiers, subject to clause 2.3 below, to develop, manufacture, have manufactured, import, use, offer for sale and sell Licensed Products only in the Field in the Territory.

2.2	Formal licences. The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail wherever possible. Prior to the execution of the formal licence(s) (if any) referred to in this Clause 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such licence(s) had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

2.3	Sub-licensing.

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement to any person, provided that:

(a)	the sub-licence shall include obligations on the sub-licensee which are equivalent to the obligations on the Licensee under this Agreement and limitations of liability that are equivalent to those set out in this Agreement;

(b)	without the prior written consent of UCLB (such consent not to be unreasonably delayed or withheld), the Licensee shall not enter into any agreement with a sub-licensee that provides for the payment of any consideration that would be fairly attributable to the grant of the sub-licence other than (i) royalties based on the sale of Licensed Products, and/or (ii) conventional milestones to be paid on the achievement of stages of product development prior to commercial sale (such as those stages set out in Clause 4.2);

(c)	within 30 days of the grant of any sub-licence the Licensee shall provide to UCLB a true copy of it (with confidential information redacted, other than to the extent necessary to determine the financial obligations of Licensee hereunder regarding such sub-license); and

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(d)	the Licensee shall be responsible for any breach of the sub-licence by the sub-licensee, as if the breach had been that of Licensee under this Agreement; and

(e)	Upon any termination of this Agreement, UCLB shall grant a direct license to any sub-license of Licensee hereunder having the same scope as such sub-license and on terms and conditions no less favorable to such sub-licensee than the terms and conditions of this Agreement, provided that such sub-licensee is not in any uncured default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license.

2.4	Reservation of rights.

(a)	UCLB reserves for itself and its Affiliates the non-exclusive, irrevocable, worldwide, royalty-free right to use, and license other academic institutions to use, the Know-how and the Patents in the Field solely for the purposes of non-commercial academic research, publication and teaching.

(b)	Except for the licences expressly granted by this Clause 2, UCLB reserves all its rights. Without prejudice to the generality of the foregoing UCLB grants no rights to any intellectual property other than the Patents and Know-how, and reserves all rights under the Patents and Know-how outside the Field.

2.5	Quality. The Licensee shall ensure that all of the Licensed Products marketed by it and its sublicensees shall comply in all material respects with all applicable laws and regulations in each part of the Territory in which they are marketed.

2.6	Right of First Negotiation. For a period of four (4) years after the Commencement Date, if UCLB or its Affiliates desires to enter into an agreement with any third party regarding the development or commercialization of the Technology in the Field, UCLB shall give to Licensee express written notice thereof, and the right to negotiate with UCLB to enter into an agreement regarding such development or commercialization. If, within ninety (90) days after receipt of such written notice from UCLB, Licensee gives written notice to UCLB of its exercise of such right of negotiation, then the Parties shall negotiate in good faith, for a period not to exceed ninety (90) days, and attempt to reach mutual agreement regarding terms and conditions of a mutually acceptable agreement regarding such development or commercialization. If Licensee fails to give UCLB timely written notice of its exercise of such right of negotiation, or if the Parties fail to reach mutual agreement regarding such development or commercialization prior to the expiration of such ninety (90) day period, thereafter UCLB and its Affiliates shall have the right to pursue such development or commercialization with any third party with no continuing obligation to Licensee regarding such development or commercialization.

3.	Know-how and Confidential Information

3.1

Provision of Know-how. Upon the Licensee’s reasonable request, UCLB shall instruct the Principal Investigator to supply the Licensee with all Know-how in his possession that UCLB is at liberty to disclose and has not previously been disclosed to the Licensee and which is reasonably necessary or desirable to enable the Licensee to undertake the further development of the inventions claimed in (or disclosed in the as-filed specification of) any patent or patent

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application in the Patents. The method of such supply shall be agreed between the Principal investigator and the Licensee but shall not require the Principal Investigator to undertake more than 2 man-days of work, unless otherwise agreed in writing between the Parties. If it is agreed that the Principal Investigator shall travel to the Licensee’s premises in connection with such supply, the Licensee shall reimburse all travel (at business class rates), accommodation and subsistence costs incurred.

3.2	Confidentiality of Know-how. The Licensee undertakes that for a period of 15 years from the Commencement Date, it shall protect the Know-how as Confidential Information and shall not use the Know-how for any purpose except as expressly licensed hereby and in accordance with the provisions of this Agreement.

3.3	Confidentiality obligations. Each Party (“Receiving Party”) undertakes:

(a)	to maintain as secret and confidential all Confidential Information obtained directly or indirectly from the other Party (“Disclosing Party”) in the course of or in anticipation of this Agreement and to respect the Disclosing Party’s rights therein;

(b)	to use such Confidential Information only for the purposes of this Agreement; and

(c)	to disclose such Confidential Information only to those of its employees, contractors, agents and sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

3.4	Confidentiality Exceptions. The confidentiality obligations shall not apply to information which the Receiving Party can demonstrate by reasonable, written evidence:

(a)	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

(b)	is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

(c)	is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

(d)	is or was independently developed by the Receiving Party without use of the information disclosed by the other party (each of the foregoing in Clauses 3.4(a) through (d), a “Confidentiality Exception”).

3.5	Terms of this Agreement. Except as otherwise provided in this Section 3, neither Party shall disclose any terms or conditions of this Agreement to any other person or entity without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, within forty-five (45) days of the Commencement Date, the Parties shall agree on the substance of a press release, which will be attached to this Agreement as Schedule 2. The substance of this release included in Schedule 2 can be used by the Parties to describe the terms of this transaction, and either Party may disclose such information, as modified by mutual agreement from time to time, without the other Party’s consent.

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3.6	Permitted Disclosures. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 3 shall not apply to the extent that:

(a)	A Party is required (i) to disclose information by law, regulation or order of a governmental agency or a court of competent jurisdiction, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case provided that such Party shall (i) inform the other Party as soon as is reasonably practicable, and (ii) at the other Party’s request seek to have the information treated in a confidential manner, where this is possible under the court, agency or authority’s procedures; or

(b)	Licensee may disclose information to any person or entity with whom Licensee has, or is proposing to enter into, a business relationship, as long as such person or entity has entered into written undertakings of confidentiality at least as restrictive as this Section 3.

3.7	Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party’s Confidential Information, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as this Section 3 and which apply to the Disclosing Party’s Confidential Information.

3.8	Return of information. Upon any termination of this Agreement, the Receiving Party shall return to the Disclosing Party any documents or other materials that contain the Disclosing Party’s Confidential Information including all copies made and, subject to Clause 8.3, make no further use or disclosure thereof; provided, however, that each Party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

4.	Payments

4.1	Initial payments:

(a)	Within 90 (ninety) days of the Commencement Date, the Licensee shall pay to UCLB the non-refundable, non-deductible sum of $50,000 (fifty thousand US Dollars); and

(b)	Within 9 (nine) months after the Commencement Date, the Licensee shall pay to UCLB the non-refundable, non-deductible sum of $50,000 (fifty thousand US Dollars).

4.2	Milestone payments. Within thirty (30) days after the first achievement (whether by the Licensee, its Affiliate or sub-licensee) of the each of the milestone events set out in the following table for a Licensed Product, the Licensee shall pay to UCLB the amount(s) set out next to such milestone event in the table:

Milestone event	Amount to be paid (US dollars)

Acceptance of IND or (equivalent) by the FDA for a 1st Indication as demonstrated by appropriate official confirmation.	$250,000 (two hundred and fifty thousand Dollars)

Completion of the first Phase I study for a 1st Indication.	$350,000 (three hundred and fifty thousand Dollars)

Completion of the first Phase II study for a 1st Indication.	$500,000 (five hundred thousand Dollars)

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Milestone event	Amount to be paid (US dollars)

Completion of the first Phase III study for a 1st Indication.	$1,000,000 (one million Dollars)

Completion of the second / pivotal Phase 3 study for a 1st Indication.	$1,500,000 (one million five hundred thousand Dollars)

Acceptance of NDA (or equivalent) by FDA for a 1st Indication as demonstrated by appropriate official confirmation.	$2,000,000 (two million Dollars)

Approval of NDA (or equivalent) by FDA for a 1st Indication as demonstrated by appropriate official confirmation.	$4,000,000 (four million Dollars)

Acceptance of NDA equivalent by EMEA for a 1st Indication as demonstrated by appropriate official confirmation.	$1,000,000 (one million Dollars)

Approval of NDA equivalent by EMEA for a 1st Indication as demonstrated by appropriate official confirmation.	$2,000,000 (two million Dollars)

Acceptance of NDA equivalent by MHLW for a 1st Indication as demonstrated by appropriate official confirmation.	$500,000 (five hundred thousand Dollars)

Approval of NDA equivalent by MHLW for a 1st Indication as demonstrated by appropriate official confirmation.	$1,000,000 (one million Dollars)

Acceptance of NDA (or equivalent) by FDA for a 2nd Indication as demonstrated by appropriate official confirmation.	$1,000,000 (one million Dollars)

Approval of NDA (or equivalent) by FDA for a 2nd Indication as demonstrated by appropriate official confirmation.	$2,000,000 (two million Dollars)

Acceptance of NDA equivalent by EMEA for a 2nd Indication as demonstrated by appropriate official confirmation.	$500,000 (five hundred thousand Dollars)

Approval of NDA equivalent by EMEA for a 2nd Indication as demonstrated by appropriate official confirmation.	$1,000,000 (one million Dollars)

Acceptance of NDA equivalent by MHLW for a 2nd Indication as demonstrated by appropriate official confirmation.	$250,000 (two hundred and fifty thousand Dollars)

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Milestone event	Amount to be paid (US dollars)

Approval of NDA equivalent by MHLW for a 2nd Indication	$500,000 (five hundred thousand Dollars)

Acceptance of NDA (or equivalent) by FDA for a 3rd Indication as demonstrated by appropriate official confirmation.	$500,000 (five hundred thousand Dollars)

Approval of NDA (or equivalent) by FDA for a 3rd Indication as demonstrated by appropriate official confirmation.	$1,000,000 (one million Dollars)

Acceptance of NDA equivalent by EMEA for a 3rd Indication as demonstrated by appropriate official confirmation.	$250, 000 (two hundred and fifty thousand Dollars)

Approval of NDA equivalent by EMEA for a 3rd Indication as demonstrated by appropriate official confirmation.	$500,000 (five hundred thousand Dollars)

Acceptance of NDA equivalent by MHLW for a 3rd Indication	$125,000 (one hundred and fifty thousand Dollars)

Approval of NDA equivalent by MHLW for a 3rd Indication as demonstrated by appropriate official confirmation.	$250,000 (two hundred and fifty thousand Dollars)

4.3	Royalties on Net Sales. During the applicable Royalty Term, the Licensee shall pay to UCLB a royalty being a percentage of the Net Sales Value of each Licensed Product sold by Licensee or its Affiliates. The percentage shall be applicable percentage(s) set forth below which applies to the Licensed Product in question:

(a)	Three percent (3%) of Net Sales Value, for Net Sales Value of such Licensed Product in the current calendar year up to $250,000,000 (two hundred and fifty million Dollars);

(b)	Four percent (4%) of Net Sales Value, for Net Sales Value of such Licensed Product in the current calendar year greater than $250,000,000 (two hundred and fifty million Dollars) and up to $500,000,000 (five hundred million Dollars); and

(c)	Five percent (5%) of Net Sales Value, for Net Sales Value of such Licensed Product in the current calendar year greater than $500,000,000 (five hundred million Dollars).

Neither the Licensee nor its Affiliates shall sell any Licensed Product other than in an arm’s length transaction.

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4.4	Royalties on Net Receipts. During the applicable Royalty Term, the Licensee shall pay to UCLB a royalty on Net Receipts in respect of each Licensed Product as follows:

(a)	Subject to paragraph (d), a royalty of 30% of Net Receipts where the sub-licence agreement (or related agreement) under which the relevant Net Receipts become due is first executed prior to Completion of the first Phase I study of such Licensed Product; or

(b)	Subject to paragraph (d), a royalty of 25% of Net Receipts where the sub-licence agreement (or related agreement) under which the relevant Net Receipts become due is first executed after Completion of the first Phase I study of such Licensed Product, but prior to Completion of the first Phase II study of such Licensed Product; or

(c)	Subject to paragraph (d), a royalty of 20% of Net Receipts where the sub-licence agreement (or related agreement) under which the relevant Net Receipts become due is first executed after Completion of the first Phase II study of such Licensed Product; but

(d)	Where any royalties to be paid under paragraphs (a) to (c) above are in respect of Net Receipts obtained from the sale of Licensed Product(s) by the sub-licensee, the amount of royalty that the Licensee shall pay UCLB in respect of each such sale shall in no event be less than 2% of the Net Sales Value of such Licensed Product(s) when sold by the sub-licensee.

4.5

Third Party Royalties. If Licensee, its Affiliates or sublicensees is required to pay royalties to any third party in order to develop, manufacture, have manufactured, import, use, offer for sale and sell Licensed Products, then Licensee shall have the right to credit [*******] of such third party royalty payments against the royalties owing to UCLB; provided, however, that Licensee shall not reduce the amount of the royalties paid to UCLB by reason of this Clause 4.5 with respect to sales of a Licensed Product to less than [*******] percent ([*******]%) of Net Sales Value of such Licensed Product.

4.6	Combination Products. If any Licensed Product is incorporated as a component in any other product (“Combination Product”), then for purposes of calculating Net Sales of such Licensed Product, such Net Sales, prior to the royalty calculation set forth in above, first shall be multiplied by the fraction A/(A+B), where A is the value of the Licensed Product component as reasonably determined by Licensee, and B is the value of the other component(s) as reasonably determined by the Parties for both A and B and such resulting amount shall be the “Net Sales” for purposes of the royalty calculation for such Licensed Product.

4.7	Payment frequency. Royalties due under this Agreement shall be paid within 60 days of the end of each quarter ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Licensed Products made and Net Receipts generated during such quarter and within 60 days of the termination of this Agreement.

4.8	Payment terms. All sums due under this Agreement:

(a)	shall be paid in US Dollars in cash by transferring an amount in aggregate to the following account number [*******], and in the case of sales or sub-licence income received by the Licensee in a currency other than US Dollars, the royalty shall be calculated in the other currency and then converted into equivalent US Dollars using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable quarterly period with respect to which the payment is made; and

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(b)	shall be made by the due date, failing which UCLB may charge interest on any outstanding amount on a daily basis at a rate equivalent to [*******], or the highest rate permitted by applicable law (whichever is lower).

4.9	Withholding Taxes. Licensee shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Licensee, its Affiliates or sublicensees, or any taxes required to be withheld by Licensee, its Affiliates or sublicensees, to the extent Licensee, its Affiliates or sublicensees pay to the appropriate governmental authority on behalf of UCLB such taxes, levies or charges. Licensee shall use reasonable efforts, in consultation with UCLB, to minimize any such taxes, levies or charges required to be withheld on behalf of UCLB by Licensee, its Affiliates or sublicensees. Licensee promptly shall deliver to UCLB proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto and any other documentation that UCLB may reasonably require in connection with applications for relief from such taxes, levies and charges. Licensee shall cooperate with UCLB in relation to any such applications that UCLB may make.

4.10	Exchange controls. If at any time during the continuation of this Agreement the Licensee is prohibited from making any of the payments required hereunder by a governmental authority in any country then the Licensee shall within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and shall make them within [*******] days of receiving such permission. If such permission is not received within [*******] days of the Licensee making a request for such permission then, at the option of UCLB, the Licensee shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by UCLB within such country or such royalty payments shall be made to an associated company of UCLB designated by UCLB and having offices in the relevant country designated by UCLB.

4.11	Royalty statements. The Licensee shall send to UCLB at the same time as each royalty payment is made in accordance with Clause 4.3 or Clause 4.4 a statement setting out, in respect of each territory or region in which Licensed Products are sold, the types of Licensed Product sold, the quantity of each type sold, and the total Net Sales Value, and the total Net Receipts in respect of each type and sub-licensee, expressed both in local currency and pounds sterling and showing the conversion rates used, during the period to which the royalty payment relates.

4.12	Records.

(a)	The Licensee shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, and the amount of sublicensing revenues received by it in respect of Licensed Products, on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

(b)

Upon the written request of UCLB and not more than once in each calendar year, Licensee shall permit an independent chartered, certified or similarly qualified accountant as selected by UCLB to whom Licensee has no reasonable objection, at UCLB’s expense, to have access during normal business hours to such of the financial records of Licensee as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the [*******] calendar quarters immediately prior to the date of such request (other than records for which UCLB has already conducted an audit under this Section.

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If such accounting firm concludes that additional amounts were owed during the audited period, Licensee shall pay such additional amounts within [*******] days after the date UCLB delivers to Licensee such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by UCLB; provided, however, if the audit discloses that the royalties payable by Licensee for such period are more than [*******] percent ([*******]%) of the royalties actually paid for such period, then Licensee shall pay the reasonable fees and expenses charged by such accounting firm. UCLB shall cause its accounting firm to retain all financial information subject to review under this Clause in strict confidence; provided, however, that Licensee shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Licensee regarding such financial information. The accounting firm shall disclose to UCLB only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. UCLB shall treat all such financial information as Licensee’s Confidential Information.

(c)	The Licensee shall ensure that UCLB has the same rights as those set out in this Clause 4.12 in respect of any person that is sub-licensed under the Patents or Know-how pursuant to this Agreement.

5.	Commercialisation

5.1	General diligence. The Licensee shall use Diligent and Reasonable Efforts to develop and commercially exploit Licensed Products worldwide.

Development Report. Without prejudice to the generality of the Licensee’s obligations under Clause 5.1, the Licensee shall provide at least annually to UCLB an updated, written Development Report that shall report on all activities conducted under this Agreement since the Commencement Date or the date of the previous Development Report provided under this Clause. Licensee shall also set out in the Development Report the past, current and projected activities taken or planned to be taken by the Licensee and its sub-licensees (if any) to bring Licensed Products to market and maximise the sale of Licensed Products in the Territory, provided that Licensee shall not be legally bound to take or achieve any actions set out in any such projections. UCLB’s receipt or approval of any Development Report shall not be taken to waive or qualify the Licensee’s obligations under Clause 5.1.

5.2	Consequences of expert’s decision. If an arbitrator under Clause 9.10 determines that the Licensee has failed to comply with its obligations under Clause 5.1, and if the Licensee fails to cure such failure within [*******] months after such determination, UCLB shall be entitled, by giving, at any time within [*******] months after the end of that [*******] month period, not less than [*******] months notice to terminate this Agreement.

6.	Intellectual property

6.1	Obtain and maintain the Patents.

UCLB shall have the right to control, at Licensee’s cost and expense, the preparation, filing, prosecution and maintenance of all patents and patent applications within the Patents. Within [*******] months of the Commencement Date, UCLB and Licensee shall reasonably agree upon a budget for expenses incurred in connection with such preparation, filing, prosecution and maintenance of the Patents. UCLB and Licensee shall update said budget every [*******] year thereafter and shall use reasonable efforts to ensure that the actual costs incurred in connection

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with such activities related to the Patents are within [*******] percent ([*******]%) of such budget for any given one (1) year period, unless the prior written agreement of the Licensee is obtained. UCLB shall provide Licensee with ample opportunity to review and comment on the text of each correspondence for which submission to any patent office is intended (including, without limitation, patent applications and responses to official actions) and shall supply Licensee with a copy of each such correspondence as filed and, in the case of a patent application, its filing date and serial number. UCLB shall consider and incorporate in good faith all of Licensee’s reasonable comments and suggestions with respect to any such correspondence for which submission to any patent authority is intended. The Licensee shall, at its own cost and expense, co-operate with UCLB and its licensee(s) outside the Field and endeavour to obtain valid patents in the name of UCLB pursuant to each of the patent applications of the Patents so as to secure the broadest monopoly reasonably available consistent with prudent patent practices. In the event that UCLB wishes to abandon any such application or not to maintain any such Patent (or to cease funding such application or Patent) it shall give [*******] months prior written notice to Licensee so that Licensee may have the opportunity to assume control over such Patent at its own expense. In the event that either: (a) such Patent is ultimately abandoned by UCLB; or (b) Licensee assumes control over such Patent before the expiry of such notice period, then such Patent shall be deemed to be removed from the definition of Patents as provided for in this Agreement and Licensee shall have no continuing obligations to UCLB regarding Licensed Products based solely on such Patent

6.2	Infringement of the Patents.

(a)	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

(b)	If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then the Licensee shall be entitled to take action against the third party at its sole expense, subject to the following provisions of this Clause 6.2.

(c)	Before starting any legal action under Clause 6.2(a), the Licensee shall consult with UCLB as to the advisability of the action or settlement, its effect on the good name of UCLB, the public interest, and how the action should be conducted.

(d)	If the alleged infringement is both within and outside the Field, the Parties shall also cooperate with UCLB’s other licensees (if any) in relation to any such action.

(e)	The Licensee shall reimburse UCLB for any reasonable out-of-pocket expenses incurred in assisting the Licensee, at the request of the Licensee, in such action. The Licensee shall pay UCLB a portion of any damages received from such action, after deduction of both Parties reasonable expenses in relation to the action in accordance with the following:

(i)	where the damages awarded are directly attributable to lost sales of Licensed Products, the amount of such damages will be treated as Net Sales Value and Licensee shall pay UCLB royalties on such damages in accordance with Clause 4.3; or

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(ii)	where the damages awarded are not directly attributable to lost sales of Licensed Products, the amount of such damages will be treated as Net Receipts and Licensee shall pay UCLB a portion of such damages in accordance with Clause 4.4.

(f)	UCLB shall agree to be joined in any suit to enforce such rights subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability and shall have the right to be separately represented by its own counsel at its own expense.

(g)	If, within [*******] months after the Licensee receives written notice from UCLB of any actual, continuing and commercially significant infringement of the Patents, the Licensee is unsuccessful in persuading the alleged infringer to desist or fails to initiate an infringement action, UCLB shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and UCLB shall pay to Licensee a portion of any damages or other payments recovered from such action, after deduction of both Parties reasonable expenses in relation to the action, in accordance with the following:

(i)	where the damages awarded are directly attributable to lost sales of Licensed Products, the amount of such damages will be treated as Net Sales Value, and UCLB shall pay the Licensee royalties on such damages in accordance with Clause 4.3; or

(ii)	where the damages awarded are not directly attributable to lost sales of Licensed Product, the amount of such damages will treated as Net Receipts and UCLB shall pay the Licensee a portion of such damages in accordance with Clause 4.4 (in such instances, and for purposes of this Section 6.2(g)(ii) only, Licensee shall be deemed to be UCLB in determining the amounts owed to Licensee in accordance with Clause 4.4).

6.3	Infringement of third party rights.

(a)	If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b)	The Licensee shall have the right but not the obligation to defend such suit to the extent it relates to activities in the Field and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, adversely affecting the validity of any Patent, the consent of UCLB (which shall not be unreasonably withheld or delayed) must be obtained before taking such action or making such settlement.

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7.	Warranties and liability

7.1	Warranties by UCLB. UCLB warrants that:

(a)	It is the registered proprietor of, or applicant for, the Patents and has caused all of its employees who are named as inventors on such Patents to execute such assignments of the Patents as may be necessary to pass all of their right, title and interest in and to the Patents to UCLB; and

(b)	UCLB is the sole owner of the Patents, and except as UCLB has expressly informed Licensee in writing prior to the date of this Agreement, has not granted to any third party any license or other interest in the Patents; and UCLB has not received written notice of any third party interest in the Know-how. UCLB has not received written notice of any third party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Patents or which constitutes Know-how, or (ii) by making, using or selling Licensed Products; and does not have actual knowledge of any infringement or misappropriation by a third party of the Patents and Know-how.

7.2	Acknowledgements. The Licensee acknowledges that:

(a)	The inventions claimed in the Patents, and the Know-how, are at an early stage of development. Accordingly, specific results cannot be guaranteed and any results, materials, information or other items (together “Delivered Items”) provided under this Agreement, except as otherwise set forth in Clause 7.1, are provided ‘as is” and without any express or implied warranties, representations or undertakings. As examples, but without limiting the foregoing, UCLB does not give any warranty that Delivered Items are of merchantable or satisfactory quality, are fit for any particular purpose, comply with any sample or description, or are viable, uncontaminated, safe or non-toxic.

(b)	UCLB has not performed any searches or investigations into the existence of any third party rights that may affect any of the Patents or Know-how.

7.3	No other warranties.

(a)	Each of the Licensee and UCLB acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

(b)	Without limiting the scope of paragraph (a) above, UCLB does not make any representation nor give any warranty or undertaking:

(i)	as to the efficacy or usefulness of the Patents or Know-how; or

(ii)	as to the scope of any of the Patents or that any of the Patents is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

(iii)	except as set forth in Clause 7.1(b), that the use of any of the Patents or Know how, the manufacture, sale or use of the Licensed Products or the exercise of any of the rights granted under this Agreement will not infringe any other intellectual property or other rights of any other person; or

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(iv)	that the Know-how or any other information communicated by UCLB to the Licensee under or in connection with this Agreement will produce Licensed Products of satisfactory quality or fit for the purpose for which the Licensee intended or that any product will not have any latent or other defects, whether or not discoverable; or

(v)	as imposing any obligation on UCLB to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or proceedings for revocation of any of the Patents; or

(vi)	as imposing any liability on UCLB in the event that any third party supplies Licensed Products to customers located in the Territory.

7.4	Responsibility for development of Licensed Products. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Products sold or supplied, notwithstanding any consultancy services or other contributions that UCLB may provide in connection with such activities.

7.5	Indemnity. The Licensee shall indemnify UCLB and its Affiliates, and their respective officers, directors, Council members, employees and representatives, including the Principal Investigator (together, the “Indemnitees”) against all Losses incurred as a result of any Claims that may be asserted against or suffered by any of the Indemnitees to the extent arising from:

(a)	the use by the Licensee or any of its sub-licensees of any of the Patents or Know-how; or

(b)	the development, manufacture, use, marketing or sale of, or any other dealing in, any of the Licensed Products, by Licensee or any of its sub-licensees, or subsequently by any customer or any other person, including claims based on product liability laws.

except in each case to the extent arising from the gross negligence or willful misconduct of any of the Indemnitees or the material breach of this Agreement by UCLB of any representation, or warranty given in clause 7.1.

7.6	Limitation of Liability.

(a)	To the extent that any Indemnitee has any liability in contract, tort, or otherwise under or in connection with this Agreement, including any liability for breach of warranty, their liability shall be limited in accordance with the following provisions of this Clause 7.6.

(b)	In no circumstances shall any of the Indemnitees or Licensee be liable for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered that is (i) of an indirect, special or consequential nature, (ii) any loss of profits, revenue, business opportunity or goodwill, or (iii) for punitive damages.

(c)	Nothing in this Agreement excludes any person’s liability to the extent that it may not be so excluded under applicable law, including any such liability for death or personal injury caused by that person’s negligence, or liability for fraud.

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7.7	Warranties by Licensee. Licensee warrants and undertakes that:

(a)	it shall not enter into an agreement with any other person with respect to the marketing or sale of any Competing Product without the prior written consent of UCLB; and

(b)	it shall not market or sell any Competing Product without the prior written consent of UCLB.

Nothing in this Agreement or this Section 7.7 shall be construed as limiting Licensee’s ability to research or develop a Competing Product so long as such research or development: (i) does not occur within five (5) years following the Commencement Date; and (ii) does not utilize UCLB’s Know-how.

8.	Duration and Termination

8.1	Commencement and Termination by Expiry. This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 8, shall continue in force on a country by country basis until the expiration of Licensee’s obligation to pay royalties hereunder. The license grant under Clause 2.1 shall be effective at all times prior to such expiration and following such expiration of this Agreement Licensee shall have a fully paid-up, non-exclusive license (a) under the Patents, with the right to sub-license through multiple tiers, to develop, manufacture, have manufactured, import, use, offer for sale and sell Licensed Products only in the Field in the Territory; and (b) to use the Know-how, with the right to sub-license through multiple tiers, to develop, manufacture, have manufactured, import, use, offer for sale and sell Licensed Products only in the Field in the Territory.

8.2	Early termination.

(a)	The Licensee may terminate this Agreement at any time on 30 days’ notice in writing to UCLB.

(b)	Either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

(i)	if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within 90 days, the breach is not remedied within 90 days of the Other Party receiving notice specifying the breach and requiring its remedy; or

(ii)	if: (A) the Other Party is declared by a court of competent jurisdiction to be insolvent or unable to pay its debts as and when they become due, (B) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), (C) a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, (D) the Other Party makes any composition with its creditors, (E) the Other Party ceases to continue its business or (F) as a result of debt and/or maladministration the other Party takes or suffers any similar or analogous action.

(c)

UCLB may terminate this Agreement by giving written notice to the Licensee, such termination to take effect forthwith or as otherwise stated in the notice, if the Licensee or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to

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commence legal proceedings, to challenge the validity or ownership of any of the Patents, or markets or sells a Competing Product, either on its own, or with another person, without the prior written consent of UCLB.

(d)	A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party.

8.3	Consequences of termination

(a)	Upon termination of this Agreement for any reason otherwise than in accordance with Clause 8.1:

(i)	the Licensee and its sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4) any unsold or unused stocks of the Licensed Products for a period of 6 months following the date of termination;

(ii)	subject to paragraph (i) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Patents, in so far and for as long as any of the Patents remains in force, or the Know-how;

(iii)	subject to paragraph (i) above, the Licensee shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Patents;

(iv)	each Party shall return to the other or, at the other Party’s request, destroy any documents or other materials that are in its or its sub-licensees’ possession or under its or its sub-licensees’ control and that contain the other Party’s Confidential Information in accordance with Clause 3.8; and

(v)	subject as provided in this Clause 8.3, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other.

(b)	Upon termination of this Agreement for any reason otherwise than in accordance with Clause 8.1 and at UCLB’ request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms under which the Licensee would:

(i)	transfer to UCLB exclusively all clinical and other data relating to the development of Licensed Products; and

(ii)	to the extent possible, seek to have any product licences, pricing approvals and other permits and applications transferred into the name of UCLB or its nominee.

(iii)	grant UCLB an exclusive, worldwide licence, within the Field, with the rights to grant sub-licences, under any improvements and other intellectual property owned or controlled by the Licensee at the time of such termination and relating to the Licensed Products; and

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(iv)	grant UCLB or its nominee the right to continue to use any product name that had been applied to the Licensed Products prior to termination of this Agreement.

(c)	If the Parties are unable to agree terms in accordance with paragraph (b) above, either Party may refer the disagreement to arbitration in accordance with Clause 9.10. At the request of UCLB the Parties shall enter into an agreement on the terms specified by the arbitrator(s).

(d)	Upon termination of this Agreement for any reason the provisions of Clauses 2.3(e), 3.2 to 3.8, 4 (in respect of sales made prior to termination or under Clause 8.3(a)(i)), 7.5, 7.6, 8.3 and 9 shall remain in force.

9.	General

9.1	Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement that result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

9.2	Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of UCLB and the Licensee.

9.3	Assignment and third party rights.

(a)	Subject to paragraph (b) below, neither Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents or rights under the Patents, without the prior written consent of the other Party.

(b)	Either Party may assign all its rights and obligations under this Agreement together with its rights in the Patents (i) to any Affiliate, or (ii) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction; PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Clause 8.2(b)(ii) applies to it.

9.4	Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

9.5	Invalid clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but other wise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law

9.6	No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

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9.7	Interpretation. In this Agreement:

(a)	the headings are used for convenience only and shall not affect its interpretation;

(b)	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

(c)	references to Clauses and Schedules mean clauses of, and schedules to, this Agreement;

(d)	references in this Agreement to termination shall include termination by expiry;

(e)	where the word “including” is used it shall be understood as meaning “including without limitation”.

9.8	Notices.

(a)	Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 9.8. The fax numbers of the Parties are as follows: [*******]

(b)	Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

9.9	Law and Jurisdiction. The validity, construction and performance of this Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

9.10	Arbitration.

(a)	Any dispute, controversy or claim initiated by either Party arising out of, resulting from or relating to this Agreement, or the performance by either Party of its obligations under this Agreement (other than (a) disputes, controversies or claims regarding the validity, enforceability, claim construction or infringement of any patent rights, or defenses to any of the foregoing, and (b) bona fide third party actions or proceedings filed or instituted in an action or proceeding by a third party against a Party), whether before or after termination of this Agreement, shall be finally resolved by binding arbitration. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Any such arbitration shall be conducted under the Rules of London Court of International Arbitration, in the English language, by a panel of three arbitrators appointed in accordance with such rules.

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(b)	Subject to paragraph (c) below, any such arbitration shall be held in London, England. The arbitrators shall have the authority to grant specific performance and to allocate between the Parties the costs of arbitration in such equitable manner as they determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. In no event shall a demand for arbitration be made after the date when institution of a legal or equitable proceeding based upon such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrators’ determination of any dispute, controversy or claim hereunder.

(c)	Upon the consent of each of the Parties (said consent not to be unreasonably delayed), a dispute under Clause 5.2 or 8.3 (c) shall be referred to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) by a panel of one arbitrator (unless the Parties agree otherwise) appointed by the AAA and who is knowledgeable as to the subject matter of the dispute. The Parties agree that the MA Expedited Procedures shall apply to all arbitration proceedings under this Clause 9.10 (c). The arbitrator shall have the right to order discovery as he or she deems appropriate, and to order injunctive relief and the payment of legal fees, costs and other damages, excluding punitive damages. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration conducted under this Agreement shall be conducted in London, England.

9.11	Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.12	Announcements. Except as otherwise set forth in this Agreement, neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party.

9.13	Entire Agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. Subject to Clause 7.6(c), the Parties acknowledge that they are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

9.14	Third parties. Except for the rights of the Indemnitees as provided in clause 7.5, who may in their own right enforce the provisions of that Clause, this Agreement does not create any right enforceable by any person who is not a party to it (‘Third Party’) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. The Parties may amend, renew, terminate or otherwise vary all or any of the provisions of this Agreement, including Clause 7.5, without the consent of the Indemnitees.

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9.15	Export Control Regulations.

(a)	“Export Control Regulations” mean any United Nations trade sanctions or EU or UK legislation or regulation, from time to time in force, which impose arms embargoes or control the export of goods, technology or software, including weapons of mass destruction and arms, military, paramilitary and security equipment and dual-use items (items designed for civil use but which can be used for military purposes) and certain drugs and chemicals.

(b)	The Licensee shall ensure that, in using the Patents or Know-how and in selling Licensed Products, it shall not and nor shall its or its Affiliates employees or sub-contractors breach or compromise, directly or indirectly, compliance with any Export Control Regulations.

9.16	Non-use of names and marking of Licensed Products

(a)	The Licensee shall not use, and shall ensure that its Affiliates and sub-licensees do not use, the name, any adaptation of the name, any logo, trademark or other device of University College London, UCLB, nor of the inventors of the Patents nor the Principal Investigator in any advertising, promotional or sales materials without prior written consent obtained from UCLB in each case, except that Licensee may state that it is licensed by UCLB under the Patents.

(b)	To the extent commercially feasible the Licensee shall mark and cause its Affiliates and Sub-Licensees to mark each Licensed Product with the number of each issued Patent which applies to the Licensed Product.

9.17	Insurance. Without limiting its liabilities under clause 7, the Licensee shall take out with a reputable insurance company and maintain at all times during the term of this Agreement public and product liability insurance including against all loss of and damage to property (whether real, personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and its Affiliates’ and sub-licensees’ use of the Patents or Know-how and use, sale of or any other dealing in any of the Licensed Products. Such insurances may be limited in respect of one claim provided that such limit must be at least $[*******]. Product liability insurance shall continue to be maintained for a further [*******] years from the end of the term of this Agreement.

Agreed by the Parties through their authorised signatories:

For and on behalf of UCL Business PLC	For and on behalf of Coronado Biosciences, Inc.

/s/ Anne Lane	/s/ Raymond J. Tesi
signed	signed

Anne Lane, M.D.	Raymond J. Tesi, M.D.
print name	print name

Executive Director	President and CEO
title	title

2/11/07	11/11/07
date	date

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Schedule 1

Part A: The Patents

Patent Application [*******] filing date [*******] and the refilled patent application [*******] filing date [*******] both entitled “[*******]” and any derivatives thereof. Said patent application entered national phase in at least the following regions: [*******].

Part B: The Know-how

Tumour-activated human NK cells — potential for “off-the-shelf” immunotherapy.

Mark W. Lowdell, Dept of Haematology, Royal Free & UCL Medical School, London, UK.

[*******]

[*******]

[*******]

[*******]

[*******]

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[*******]

[*******]

[*******]

References:

Bryceson Y T,	ME March, H-G Ljunggren, EO Long. 2006. Synergy among receptors on resting NK cells for the activation of natural cytotoxicity and cytokine release. Blood.107:159-166.

Gehrmann M,	H Schmetzer, G Eissner, T Haferlach, W Hiddemann, G Multhoff. 2003. Membrane-bound heat shock protein 70 (HSP70) in acute myeloid leukemia: a tumour specific recognition structure for the cytolytic activity of autologous NK cells. Haematologica. 88:474-6.

Lowdell M W,	R Craston, D Samuel, M E Wood, E O’Neill, V Saha, HG Prentice. 2002. Evidence that continued remission in patients treated for acute leukemia is dependent upon autologous natural killer cells. Br. J. Haematol. 117:821-7.

Miller JS,	Soignier Y, Panoskaltsis-Mortari et al. Successful adoptive transfer and in vivo expansion of human haploidentical NK cells in patients with cancer. Blood 2005;105(8):3051-7.

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North J, Bakhsh	I, Marden C et al. Tumour-primed human natural killer cells lyse NK-resistant tumour targets: evidence for a two-stage process in resting NK cell activation. - Journal of Immunology; 178:85-94.

Testi R, D	D’Ambrosio, R De Maria, A Santoni. 1994. The CD69 receptor: a multipurpose cell surface trigger for hematopoietic cells. Immunol. Today. 15:479-83.

Schedule 2

The Press Release